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EXHIBIT 11
BARR LABORATORIES, INC.
COMPUTATION OF PER SHARE EARNINGS (1)
(Amounts in thousands, except per share amounts)

                                                 1997        1996        1995
PRIMARY
  Average shares outstanding                    21,133      20,968       20,125
  Net effect of dilutive stock options -
  based on the treasury stock method using
  average market price                           1,297         789         - (2)

                                    Total       22,430      21,757       20,125

  Net earnings                                 $19,447     $ 7,016     $  6,225


  Net earnings per share                       $  0.87     $  0.32     $   0.31

FULLY DILUTED
  Average shares outstanding                    21,133      20,968       20,125

  Net effect of dilutive stock options -
  based on the treasury stock method using
  average market price                                       1,172          504
  Fiscal year end market price                   1,773


                                    Total       22,906      22,140       20,629

  Net earnings                                 $19,447     $ 7,016     $  6,225


  Net earnings per share                       $  0.85     $  0.32     $   0.30(3)

(1)      1996 and 1995 have been adjusted for the May 1997 3-for-2 stock split.

(2) Stock options of 468 in 1995 are not included because their inclusion results in less than 3% dilution.

(3)      Results in less than 3% dilution.